Exhibit 23.03








                               Consent of KPMG LLP


The Stockholders
Prism Communication Services, Inc.:

We consent to the inclusion of our report dated November 22, 1999, with respect to the consolidated balance sheets of Prism Communications Services, Inc. and subsidiaries as of September 30, 1998 (Predecessor) and 1999 (Successor) and the related consolidated statements of operations, stockholder's equity and cash flows for the period from November 6, 1997 (inception) to September 30, 1998 (Predecessor), the period from October 1, 1998 to February 26, 1999 (Predecessor) and the period from February 27, 1999 to September 30, 1999 (Successor), which report appears in Exhibit 99.03 of the Comdisco, Inc. Annual Report on Form 10-K for the year ended September 30, 1999.


/s/ KPMG LLP



New York, New York
December 22, 1999
                                      -48-